ARIEL INVESTMENT TRUST

FIRST AMENDMENT TO AMENDED AND RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of this 1st day of January, 2021 to the Amended and Restated Transfer Agent Servicing Agreement, dated as of January 1, 2016 (the “Agreement”), is entered into by and between ARIEL INVESTMENT TRUST, a Massachusetts business trust, (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by written agreement executed by the parties and authorized or approved by the Board of Trustees; and

NOW THEREFORE, the parties agree to amend Section 13 of the Agreement as follows:

Section 13 of the Agreement is hereby superseded and replaced with the following Section 13:

13. Term of Agreement; Amendment

This Agreement shall become effective as of the January 1, 2021 and will continue in effect for a period of one (1) year. Subsequent to the one-year term, this Agreement may be terminated by either party upon giving 120 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. In the event of a liquidation, acquisition or merger of the Trust under which a majority of its Trustees resign, or in the event of the termination of the Trust’s Management Agreement with Ariel Investments, LLC, this Agreement may be terminated by the Trust at any time after the first anniversary of the date first written above, upon 120 days prior written notice to USBFS. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of written notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees. The provisions of this Section 13 shall also apply to the provisions of this Section 13 shall also apply to all Exhibits of the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ARIEL INVESTMENT TRUST	U.S BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title: Senior Vice President

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